EXHIBIT 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2008 Second Quarter Financial Results and
Updates Development of Product Candidates
Mountain View, California — August 6, 2008 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) reported today financial results for the quarter and six month period ended June 30, 2008 and provided an update on the Company’s progress with its product development candidates. The net loss for the quarter and six month period ended June 30, 2008, as reported in accordance with accounting principles generally accepted in the United States (GAAP), was $14.1 million and $28.7 million, respectively, compared to a net loss of $10.3 million and $21.2 million in the comparable periods in 2007. Alexza had consolidated cash, cash equivalents and marketable securities (including investments held by Symphony Allegro) at June 30, 2008 of $95.3 million.
“Alexza continues to make significant progress with our lead program, AZ-004 (Staccato® loxapine), which is being developed for the treatment of acute agitation in schizophrenic or bipolar disorder patients,” said Thomas B. King, President and CEO of Alexza. “During the first seven months of 2008, we initiated and completed the dosing of our first AZ-004 Phase 3 clinical trial, and have initiated dosing of our second AZ-004 Phase 3 clinical trial. In addition, we had clinical readouts from clinical trials with AZ-104, AZ-007 and AZ-002. We are also scaling up our manufacturing, quality systems, regulatory affairs and commercial operations as we prepare for the future commercialization of AZ-004.”
Financial Results — Periods Ended June 30, 2008 and 2007
GAAP operating expenses were $20.5 million and $39.7 million in the quarter and six month period ended June 30, 2008, compared to $14.2 million and $28.0 million for the comparable periods in 2007. The increases resulted primarily from increased spending on AZ-004 and AZ-104 as the Company continued development of these product candidates under the Symphony Allegro agreement, increased spending on AZ-003 with continued development of this product candidate under the development agreement with Endo Pharmaceuticals, increased spending for device development and manufacturing process scale-up efforts, increased personnel-related costs to support these efforts, and increased share-based compensation costs.
On January 1, 2006, Alexza adopted FAS 123R and reports employee share-based compensation expense based on the fair value of the award. Share-based compensation was $1,447,000 and $2,638,000 in the quarter and six month period ended June 30, 2008 compared to $557,000 and $1,276,000 in the comparable periods in 2007.
Alexza’s Consolidated Statements of Operations include the operations of Symphony Allegro, Inc., its variable interest entity. As the Company has no direct ownership in Allegro, it reduces its net loss by the losses incurred by Allegro. “Loss attributed to noncontrolling interest in Symphony Allegro, Inc.” reduced net loss for the quarter and six month period ended June 30, 2008 by $5.9 million and $9.6 million, and reduced net loss by $2.6 million and $4.7 million in the comparable periods in 2007.
Product Candidates Development Update
•	AZ-004 (Staccato loxapine). Alexza is developing AZ-004 for the treatment of acute agitation in patients with schizophrenia or bipolar disorder. In June 2008, the Company completed enrollment in its first Phase 3 clinical trial of 344 schizophrenic patients with acute agitation at 24 U.S. clinical centers. The trial was an in-clinic, multi-center, randomized, double-blind, placebo-controlled study and tested AZ-004 at two dose levels, 5 and 10 mg. Patients received up to three doses of study drug in a 24-hour period, depending on their clinical status. The primary endpoint for the study is the change from baseline in the PANSS (Positive and Negative Symptom Scale) Excited Component (PEC) score, measured at two hours after the first dose. Various assessments of a patient’s agitation state were conducted at serial time points using standard agitation scales over the first 4-hour post-dose time period, with follow-up assessments at the end of the 24-hour study period. Side effects were recorded throughout the 24-hour period. The Company expects to release initial results of this trial before the end of September 2008.
A second Phase 3 clinical trial was initiated in July 2008 and is designed to enroll approximately 300 patients diagnosed with bipolar I disorder and acute agitation at 18 U.S. clinical centers. The trial is an in-clinic, multicenter, randomized, double-blind, placebo-controlled study and will test AZ-004 at two dose levels, 5 and 10 mg. Patients may receive up to three doses of study drug in a 24-hour period, depending on their clinical status. Patients eligible for the study include those who are admitted through an emergency department and those who are already in-patients in a hospital setting, as long as they have acute agitation at the time of patient randomization. This study is the first AZ-004 study enrolling bipolar disorder patients. The Company projects that this second Phase 3 clinical trial will take approximately 12 months to complete patient enrollment. The primary endpoint for the study is the change from baseline in the PEC score, measured at two hours after the first dose. Various assessments of a patient’s agitation state will be conducted at serial time points using standard agitation scales over the first 4-hour post-dose time period, with follow-up assessments at the end of the 24-hour study period. Side effects will be recorded throughout the 24-hour period. AZ-004 has been licensed to Symphony Allegro, Inc., or Symphony Allegro, and Alexza has the right to repurchase all rights to this product candidate.
• AZ-001 (Staccato prochlorperazine). Alexza is developing AZ-001 to treat patients suffering from acute migraine headaches.

Alexza requested an end of Phase 2 meeting with the FDA during the second quarter of 2008 and has been granted this meeting for the third quarter of 2008.
• AZ-104 (Staccato loxapine).  Alexza is developing AZ-104 to treat patients suffering from acute migraine headaches. AZ-104 is a lower dose version of AZ-004. In March 2008, the Company announced initial results of an in-clinic, multi-center randomized, double-blind, single administration, placebo controlled Phase 2a proof-of-concept clinical trial in 168 migraine patients with or without aura. Three doses of AZ-104 (1.25, 2.5 and 5 mg) were evaluated against placebo in the clinical trial. Using the IHS 4-point rating scale, the primary efficacy endpoint was pain-relief response at 2 hours post-administration. AZ-104 met the primary efficacy endpoint of the clinical trial for the two highest doses of the drug compared to placebo. Statistically significant improvements in pain response were observed in 76.7% of patients at the 5 mg dose (p= 0.02), 79.1% of patients at the 2.5 mg dose (p = 0.01) and 67.4% of patients at the 1.25 mg dose (p = 0.18), compared to 51.3% of patients receiving placebo. Using survival analysis for pain relief response, all three dose groups were statistically superior (p < 0.05) to placebo during the 4-hour post-treatment time period that the patients remained in the clinic.
Alexza’s original IND for Staccato loxapine was filed with the Division of Neuropharmacological Drug Products of the FDA. In July 2005 the FDA reorganized this division into two new divisions, the Division of Psychiatry Products, or DPP, and the Division of Neurology Products, or DNP. The Staccato loxapine IND was transferred to the DPP, as the AZ-004 development program is for a psychiatric indication. Under that IND, Alexza was allowed to conduct the first patient study in migraine patients, the Phase 2a proof-of-concept trial noted outlined above. With the positive initial results from that clinical trial and the decision to move forward to a Phase 2b outpatient clinical trial in migraine patients, Alexza must file a new IND with the DNP. It is projected that the Company will file this new IND in the fourth quarter of 2008 and initiate our Phase 2b outpatient study in the first quarter of 2009. AZ-104 has been licensed to Symphony Allegro, and Alexza has the right to repurchase all rights to this product candidate.
• AZ-002 (Staccato alprazolam).  Alexza is developing AZ-002 for the acute treatment of panic attacks associated with panic disorder. In June 2008, the Company announced the top line results of our in-clinic, single-center, double-blind, placebo-controlled, Phase 2a proof-of-concept clinical trial in patients with panic disorder. The primary aim of the clinical trial was to assess the safety and efficacy of a 1 mg single dose of AZ-002 in treating a pharmacologically-induced panic attack. Differences versus placebo in the intensity and the duration of a panic attack were collected at multiple time points during the study using psychological and physiological measurements. The study did not meet its two primary endpoints, which were the effect of AZ-002 on the incidence of a doxapram-induced panic attack and the effect of AZ-002 on the duration of a doxapram-induced panic attack, both as compared with placebo. There were no serious adverse events in the clinical trial, and AZ-002 was safe and well tolerated in the study patient population.
Thorough pharmacokinetic and pharmacodynamic analyses from this study show that alprazolam was administered in an IV-like manner with the Staccato system. Similar blood levels were observed in this study as were recorded during the AZ-002 Phase 1 PK and safety study in normal volunteers. Alexza and Symphony Allegro are completing work on the Phase 2a program for AZ-002 in acute panic attack. Following this completion, there is no anticipated future work on AZ-002 in acute panic. However, given the demonstrated safety profile, the successful and reproducible delivery of alprazolam, and the clear IV-like pharmacological effect demonstrated to date, Alexza and Symphony Allegro plan to work with key opinion leaders to explore opportunities to potentially study AZ-002 in other medical conditions. AZ-002 has been licensed to Symphony Allegro, and Alexza has the right to repurchase all rights to this product candidate.
• AZ-003 or EN3294 (Staccato fentanyl).  Alexza is jointly developing AZ-003 with Endo Pharmaceuticals, Inc., or Endo, for the treatment of breakthrough pain. Endo is responsible for regulatory, pre-clinical and clinical development, and for commercializing the product in North America. Alexza is responsible for the development of the Staccato Electric Multiple Dose device and the Company has the exclusive right to manufacture the product for clinical development and commercial supply.
• AZ-007 (Staccato zaleplon).  Alexza is developing AZ-007 for the treatment of insomnia in patients who have difficulty falling asleep, including patients who awake in the middle of the night and have difficulty falling back asleep. The Company filed an IND in December 2007. In March 2008, the enrollment was completed of a Phase 1 clinical trial of 40 healthy volunteers, at a single site, in a trial designed to assess the safety, tolerability and pharmacokinetic parameters of a single dose of AZ-007. Using a double blind, randomized, dose-escalation trial design, four doses of AZ-007 (ranging from 0.5 to 4.0 mg) were compared to placebo. AZ-007 delivered an IV-like pharmacokinetic profile with a median time to peak venous concentration, or Tmax, of 1.6 minutes. Zaleplon exposure was dose proportional across the four doses studied, as calculated by power analysis. Pharmacodynamics, measured as sedation assessed on a 100 mm visual-analog scale, showed onset of effect as early as two minutes after dosing with AZ-007. There were no serious adverse events. The most frequently reported adverse events in subjects receiving AZ-007 were dizziness and somnolence. These data indicate a rapid onset of effect, apparently directly related to the IV-like pharmacokinetics, and showed that AZ-007 was generally safe and well tolerated in this population of healthy volunteers.

Conference Call Information
Alexza will host a conference call tomorrow morning, Thursday, August 7, 2008 at 8:45 a.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call, replay and webcast are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PHY9DE66U.
To access the live conference call via phone, dial 888-680-0894. International callers may access the live call by dialing 617-213-4860. The reference number to enter the call is 37382979.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 47372481.
About Alexza Pharmaceuticals
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has six product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic or bipolar disorder patients, is in Phase 3 testing and completed the enrollment of its first Phase 3 clinical trial in June 2008. AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches has completed Phase 2 testing. AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches and AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder are in Phase 2 testing. Product candidates in Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.

Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical guidance is as of August 6, 2008 and financial guidance relating to the Company’s current cash, cash equivalents and investments is as of June 30, 2008.
This press release includes forward-looking statements regarding the development of the Company’s product candidates, projected clinical trial enrollment and data reporting timelines, and safety of the Company’s products and technologies. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business.”, and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President & CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com

Alexza Pharmaceuticals, Inc.
(a development stage company)
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share data)

					Period from
					December 19,
					2000
	Three Months Ended		Six Months Ended		(inception) to
	June 30,		June 30,		June 30,
	2008	2007	2008	2007	2008
Revenue	$—	$—	$—	$—	$6,945

Operating expenses:
Research and development	15,698	10,142	30,391	20,377	173,509
General and administrative	4,802	4,017	9,264	7,602	54,327
Acquired in-process research and development	—	—	—	—	3,916

Total operating expenses	20,500	14,159	39,655	27,979	231,752

Loss from operations	(20,500)	(14,159)	(39,655)	(27,979)	(224,807)

Interest and other income, net	729	1,481	1,809	2,538	13,001
Interest expense	(242)	(244)	(533)	(479)	(3,179)

Loss before noncontrolling interest in Symphony Allegro, Inc.	(20,013)	(12,922)	(38,379)	(25,920)	(214,985)
Loss attributed to noncontrolling interest in Symphony Allegro, Inc.	5,891	2,644	9,648	4,726	22,159

Net loss	$(14,122)	$(10,278)	$(28,731)	$(21,194)	$(192,826)

Basic and diluted net loss per share	$(0.43)	$(0.36)	$(0.90)	$(0.81)

Shares used to compute basic and diluted net loss per share	32,532	28,480	31,879	26,175

Alexza Pharmaceuticals, Inc.
(a development stage enterprise)
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
	Unaudited	(1)
Assets
Cash, cash equivalents and marketable securities	$64,005	$69,391
Investments held by Symphony Allegro, Inc.	31,310	39,449
Other current assets	996	13,432

Total current assets	96,311	122,272

Property and equipment, net	25,302	26,156
Other non-current assets	666	697

Total assets	$122,279	$149,125

Liabilities, noncontrolling interest and stockholders’ equity
Current liabilities	$16,453	$16,180
Non-current liabilities	30,826	33,002
Noncontrolling interest in Symphony Allegro, Inc.	14,304	23,952
Stockholders equity	60,696	75,991

Total liabilities, non controlling interest and stockholders’ equity	$122,279	$149,125

(1)	Derived from audited consolidated financial statements at that date.